EXHIBIT 10.2

GUARANTY

This Guaranty (“Guaranty”) dated as of 3-30-2009, is entered into between CAPITAL CITY ENERGY GROUP, INC. (“Guarantor”), in favor of CRESTMARK COMMERCIAL CAPITAL LENDING LLC (“Creditor”).

RECITALS

A.           Creditor and HOTWELL SERVICES, INC. (“Client”) are entering into an ACCOUNTS RECEIVABLE FINANCING AGREEMENT (the “Agreement”) pursuant to which Creditor will purchase certain accounts receivable from Client.

B.           In order to induce Creditor to enter into the Agreement with Client, Guarantor has agreed to enter into this Guaranty in order to guaranty any loans or advances or other financial accommodations made or extended by Creditor.

ACCORDINGLY, in consideration of the mutual covenants contained herein, the parties agree as follows:

AGREEMENT

1           GUARANTY

1.1           Guaranty of Obligations.  Guarantor, and any and all successor entities resulting by operation of merger, law, or otherwise, including but not limited to any successor debtor in possession of Guarantor as such term is used in Chapter 11 of the United States Bankruptcy Code (11 U.S.C. § 1101 et seq.), unconditionally, absolutely and irrevocably guarantees and promises to pay to Creditor, upon the written demand of Creditor, in lawful money of the United States of America and in immediately available funds, any and all indebtedness and obligations (hereinafter collectively, the “Guaranteed Obligations”) of the Client, and all successors-in-interest of Client by operation of law or otherwise, including, but not limited to, any Trustee (as defined in the United States Bankruptcy Code, 11 U.S.C. §101 et seq., or successor statutes) or debtor-in-possession, and including, but not limited to, any successor-in-interest arising out of any merger or reorganization involving Client, whether Client is a surviving or disappearing person or entity as a result of those transactions, to Creditor under the Agreement or any other note, loan agreement, credit agreement, security agreement, pledge agreement, mortgage, or other documents or instrument (hereinafter collectively, the “Documents”) or otherwise.

The term “Guaranteed Obligations” is used herein in its most comprehensive sense and includes all obligations of Client to Creditor (including, without limitation, attorneys’ fees and expenses, and unpaid interest, including interest that, but for the filing of a petition in bankruptcy, would have accrued on the Guaranteed Obligations) now existing or hereafter incurred or created, whether voluntarily or involuntarily, and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, whether Client may be liable jointly, severally, or solidarily with others, whether recovery upon such indebtedness may be or hereafter becomes barred by any statute of limitations or whether such indebtedness may be or hereafter becomes otherwise unenforceable, and includes Client’s prompt, full and faithful performance, observance and discharge of each and every term, condition, agreement, representation, warranty, undertaking and provision to be performed by Client under the Documents or otherwise.  Guarantor agrees that this Guaranty constitutes a guaranty of payment when due and not of collection.

1.2           Unlimited Guaranty.  There are no dollar limitations on the amount of Guarantor’s liability under this Guaranty.

1.3           Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain effective until the Guaranteed Obligations have been fully paid, performed and discharged as provided in Section 10 and Creditor has given written notice of that fact to Guarantor.

1.4           Solidary Liability.  Guarantor agrees that its liability and obligations in favor of Creditor shall be joint, several and in solidor with Client and all other guarantors of the Guaranteed Obligations, and that a separate action or actions may be brought and prosecuted against Guarantor to enforce Creditor’s rights under this Guaranty, whether action is brought against Client or whether Client is joined in any such action or actions.  Guarantor agrees that any releases which may be given by Creditor to Client or any other guarantor shall not release it from this Guaranty.

2           SECURITY INTEREST

 As collateral securing the Guaranteed Obligations, Guarantor grants to Creditor a continuing security interest in and to any collateral now or hereafter described in any form UCC-1 filed against Guarantor naming Creditor as the secured party, and all of Guarantor’s right, title and interest in and to the following property, now owned and hereafter acquired:

2.1           All accounts, chattel paper, general intangibles, including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, customer lists, licenses, whether as licensor or licensee, and existing and future leasehold interest in equipment, and fixtures, documents, instruments, deposit accounts, certificates of deposit, securities, and all rights of Guarantor as a seller of goods, including rights of reclamation, replevin and stoppage in transit;

2.2           All goods, including, but not limited to the following:

2.2.1           All inventory, wherever located;

2.2.2           All equipment and fixtures, wherever located, and all additions, substitutions, replacements (including spare parts), and accessions thereof and thereto;

2.3           All books and records relating to all of the foregoing property and interest in property, including, without limitation, all computer programs, printed output and computer readable data in the possession or control of Guarantor, any computer service bureau or other third party; and

2.4           All proceeds of the foregoing, including, but not limited to, all insurance proceeds, all claims against third parties of loss or destruction of or damage to any of the foregoing, and all income from the lease or rental of any of the foregoing.

3           SPECIAL POWER OF ATTORNEY

Guarantor hereby grants Creditor an irrevocable power of attorney (which, being coupled with an interest, is irrevocable) for the purpose of acting on Guarantor’s behalf to:

3.1	endorse or sign Guarantor’s name on any checks or other instruments which come into Creditor’s possession with respect to Client’s accounts receivable; and

3.2	negotiate, transfer, deposit, and otherwise deal with such checks or other instruments as the sole owner thereof.

In granting this Power of Attorney, Guarantor hereby cancels and revokes all previous powers of attorney in respect of the matters comprised herein which have been granted to any other person.

4           INDEMNITY

4.1           Indemnity.  In addition to the payment of expenses pursuant to Section 11.1.2, Guarantor agrees to indemnify, defend, exonerate, pay and hold Creditor and the officers, directors, employees and agents of Creditor (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel to Creditor and expert witness fees and disbursements) for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto, that may be imposed on, incurred by or asserted against such Indemnitee, in any manner relating to or arising out of or in connection with this Guaranty (the “Indemnified Liabilities”).  Notwithstanding the foregoing, Indemnified Liabilities shall not include liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims, costs, expenses and disbursements to the extent caused by or resulting from the willful misconduct or gross negligence of such Indemnitee.

4.2           Notice.  Each Indemnitee will promptly notify Guarantor of each event of which it has knowledge that may give rise to a claim under this Section.

4.3           Defense of Actions.  If any investigative, judicial or administrative proceeding arising in connection with any of the Indemnified Liabilities is brought against any Indemnitee indemnified or intended to be indemnified pursuant to this Section, Guarantor, to the extent and in the manner directed by the Indemnitee or intended Indemnitee, will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by Guarantor (which counsel shall be satisfactory to the Indemnitee or intended Indemnitee).  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Guarantor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

5           CONSENTS BY GUARANTOR

5.1           Consents.  Guarantor hereby authorizes Creditor, without notice or demand and without affecting Guarantor’s liability hereunder, from time to time to:

5.1.1           Changes in Terms.  Renew, compromise, extend, refinance, accept partial payments, accelerate or restructure the Guaranteed Obligations or otherwise change the time for payment or the terms of any of the Guaranteed Obligations, or any part thereof, including, without limitation, increasing or decreasing the rate of interest thereof;

5.1.2           Amendment of Documents.  Waive, amend, rescind or modify any of the terms or provisions of the Documents or any agreement or document executed in connection therewith;

5.1.3           Liquidation of Guaranteed Obligations.  Settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations, or any part thereof, and any security or collateral therefor in any manner as Creditor may determine in its sole discretion;

5.1.4           Collateral.  Take and hold collateral to secure the payment of the Guaranteed Obligations and exchange, enforce, waive and release any such collateral, and apply such collateral and direct the order or manner of sale thereof as Creditor in its sole discretion may determine;

5.1.5           Releases.  Release the Client, or release or substitute any one or more other guarantors;

5.1.6           Assignment.  Assign, without notice, this Guaranty in whole or in part and Creditor’s rights hereunder to any one at any time;

5.1.7           Application of Payments.  Apply payments on account of the Guaranteed Obligations, from any source in any manner deemed to be in the best interests of Creditor in the sole discretion of Creditor, including the application of payments on a “last-in-first-out basis;” and

5.1.8           Other Guaranties.  Take other guaranties from other persons and/or entities to further secure the Guaranteed Obligations.

5.2           Non-Release of Guarantor.  Guarantor agrees that Creditor may do any or all of the foregoing in such manner, upon such terms, and at such times as Creditor, in its sole discretion, deems advisable, without, in any way or respect, impairing, affecting, reducing or releasing Guarantor from its undertakings hereunder and Guarantor hereby consents to each and all of the foregoing acts, events and occurrences.

           6           WAIVERS

6.1           Defenses.  Guarantor hereby waives any right to assert against Creditor as a defense, counterclaim, setoff or crossclaim, all defenses including, but not limited to, the duty to act in a commercially reasonable manner, and further including, but not limited to, any defense arising by reason of any modification of the Guaranteed Obligations in any form whatsoever, any counterclaim, any setoff or any crossclaim which Guarantor may now or at any time hereafter have under applicable law, rule, arrangement or relationship against Client, Creditor or any other party.  Guarantor waives all defenses, counterclaims and setoffs of any kind or nature arising, directly or indirectly, from the present or future lack of perfection, sufficiency, validity or enforceability of the Documents or any security interest thereunder.

6.2           Election of Remedies.  Guarantor hereby waives any defense arising by reason of any claim or defense based upon an election of remedies by Creditor, which in any manner impairs, affects, reduces, releases, destroys or extinguishes Guarantor’s subrogation rights, rights to proceed against Client for reimbursement, contribution, indemnity or any other rights of Guarantor to proceed against any other person or security.

6.3           Presentment, Demand and Notice.  Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of default, notice of acceptance of this Guaranty, diligence, and notices of the existence, or creation of the Guaranteed Obligations or of new or additional Guaranteed Obligations incurred or created after the date of this Guaranty, and all other notices or formalities to which Guarantor may be entitled under applicable law.

6.4           Remedies Against Client.  As a condition to payment or performance by Guarantor under this Guaranty, Creditor shall not be required to, and Guarantor hereby waives any and all rights to require Creditor to, prosecute or seek to enforce any remedies against Client or any other party liable to Creditor on account of the Guaranteed Obligations or to require Creditor to seek to enforce or resort to any remedies with respect to any security interests, liens or encumbrances granted to Creditor by Client or any other party on account of the Guaranteed Obligations.

6.5           Subrogation Rights.  Guarantor shall have no right of subrogation, reimbursement, exoneration, contribution or any other rights that would result in Guarantor being deemed a creditor of Client under the federal Bankruptcy Code or any other law.  Guarantor irrevocably waives all such rights, the right to assert any such rights and any right to enforce any remedy which Creditor now or may hereafter have against Client and hereby irrevocably waives any benefit of and any right to participate in, any security now or hereafter held by Creditor, however acquired.

6.6           Claims Against Client.  Guarantor hereby waives any and all claims which Guarantor may now or hereafter have against Client, whether arising hereunder or otherwise.

6.7           Revocation.  Guarantor shall have no right to revoke this continuing guaranty.

6.8           Rights to Compel Action by Creditor.  Guarantor shall have no right to require Creditor to proceed against Client, to proceed against or exhaust any security in any particular order, to apply property recovered from Client to discharge or reduce the Guaranteed Obligations hereunder, and to require diligence in taking any action to collect on the obligations of Client or to collect on the Guaranteed Obligations hereunder.

Each of the waivers set forth above is made by Guarantor with Guarantor’s full knowledge of the significance and consequences resulting therefrom.  Guarantor hereby agrees that these waivers are reasonable and not contrary to public policy, and agrees that Guarantor will not contest these waivers on grounds of reasonableness or contravention to public policy.  However, in the event any of these waivers or any part thereof are nevertheless deemed contrary to public policy, Guarantor agrees that those waivers and/or those parts of waivers not deemed contrary to public policy are severable and will survive with full force and effect.

7           SUBORDINATION

Any and all present and future debts and obligations of Client to Guarantor are hereby postponed in favor of and subordinated to the full payment and performance of all present and future debts and obligations of Client to Creditor.  Any instruments now or hereafter evidencing any indebtedness of Client to Guarantor shall be marked with a legend that the same are subject to this Guaranty and, if Creditor so requests, shall be delivered to Creditor.  Upon the liquidation, bankruptcy, or distribution of any of Client’s assets, Guarantor shall assign to the Creditor all of Guarantor’s claims on account of such indebtedness so that Creditor shall receive all dividends and payments on such indebtedness until payment in full of the Guaranteed Obligations.  This Section shall constitute such an assignment if Guarantor fails to execute and deliver such an assignment.  All monies or other property of Guarantor at any time in Creditor’s possession may be held by Creditor as security for any and all obligations of Guarantor to Creditor, now existing or hereafter arising, whether absolute or contingent, whether due or to become due, and whether under this Guaranty or otherwise.  Guarantor also agrees that Creditor’s books and records showing the account between Creditor and Client shall be admissible in any action or proceeding and shall be binding upon Guarantor for the purpose of establishing the terms set forth therein and shall constitute prima facie proof thereof.

8           FINANCIAL CONDITION OF CLIENT

Guarantor is presently informed of the financial condition of Client and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations.  Guarantor hereby covenants that it will continue to keep itself informed of Client’s financial condition and of all other circumstances which bear upon the risk of nonpayment.  Absent a written request for such information by Guarantor to Creditor, Guarantor hereby waives its right, if any, to require, and Creditor is relieved of any obligation or duty to disclose to Guarantor any information which Creditor may now or hereafter acquire concerning such condition or circumstances.

9           REPRESENTATIONS AND WARRANTIES

Guarantor represents and warrants to Creditor that the following statements are true, correct and complete as of the date of this Guaranty:

9.1           No Conflict.  Neither the execution and delivery of this Guaranty nor the fulfillment of or compliance with the terms and conditions of this Guaranty conflicts with or shall result in a breach of the terms, conditions or provisions of the Articles or Certificate of Incorporation or Bylaws of Guarantor or any agreement or instrument to which Guarantor is now a party or by which it is bound, or constitutes a default under any of foregoing, or results in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the property or assets of Guarantor under the terms of any instrument or agreement or violates any provision of law or any order of any court or other agency of government.

9.2           No Actions or Proceedings.  There is no pending or threatened suit or proceeding affecting Guarantor before any court, governmental agency, or arbitrator which might affect the enforceability of this Guaranty or the business, operations, assets or condition of Guarantor.

9.3           Adequate Consideration.  The consideration given or provided, or to be given or provided, by Creditor in connection with this Guaranty is adequate and satisfactory in all respects to support this Guaranty and Guarantor’s obligations hereunder.

9.4           Full Information.  Creditor has made no warranty or representation concerning Client’s creditworthiness, and Guarantor has full information concerning the financial condition of Client and has adequate means of monitoring the financial condition of Client in the future, such that Guarantor has and will continue to be adequately informed of the financial condition of Client.

9.5           Solvency.  Guarantor is solvent and the execution of this Guaranty does not make Guarantor insolvent for any reason whatsoever.

10           TERMINATION OF GUARANTY

10.1           Guarantor’s obligations under this Guaranty shall continue in full force and effect and this Guaranty shall not terminate until thirty days after the occurrence of all of the following:

10.1.1           The Guaranteed Obligations have been fully paid, performed  and discharged;

10.1.2           The Creditor is not under any obligation to extend financial accommodations to Client;

10.1.3           Guarantor has delivered the General Release required to be delivered by the Agreement upon termination of the Agreement, and this General Release has been sent after the occurrence of the events described in Sections 10.1.1 and 10.1.2 above.

10.2           The Guaranteed Obligations shall not be considered fully paid, performed and discharged unless and until all payments by Client to Creditor are no longer subject to any right on the party of any person whomsoever, including, but not limited to, Client, Client as debtor-in-possession, or any trustee or receiver in bankruptcy, to set aside such payments or seek to recoup the amount of such payments, or any part thereof.  The foregoing shall include, by way of example and not by way of limitation, all rights to recover preferences voidable under Title 11 of the United States Code.

10.3           In the event that any such payments by Client to Creditor are set aside after the making thereof, in whole or in part, or settled without litigation, to the extent of such settlement, all of which is within Creditor’s discretion, Guarantor shall be liable for the full amount Creditor is required to repay plus costs, interest, attorneys’ fees and any and all expenses which Creditor paid or incurred in connection therewith.

11           MISCELLANEOUS

11.1           Costs and Expenses.  Guarantor agrees to pay, on Creditor’s demand, all of the following costs and expenses, whether incurred before or after the commencement of any case with respect to Client of the Guaranteed Obligations under the United States Bankruptcy Code or any successor statute:

11.1.1           all attorneys’ fees and all other costs and out-of-pocket expenses which may be incurred by Creditor in the negotiation, preparation, enforcement or collection of this Guaranty and the Guaranteed Obligations, whether or not suit is filed; and

11.1.2           all fees, costs, and expenses, including, without limitation, attorneys’ fees, costs, and expenses, which Creditor incurs in enforcing any judgment rendered in connection with this Guaranty.  This provision is severable from all other provisions hereof and shall survive, and not be deemed merged into, any such judgment.

11.2           Headings.  The Section and other headings contained in this Guaranty are for reference purposes only and shall not affect in any way the meaning or interpretation of this Guaranty.

11.3           Governing Law.  The validity, construction and performance of this Guaranty shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of Louisiana.

11.4           Entire Agreement.  This Guaranty embodies the entire agreement and understanding between the parties pertaining to the subject matter of this Guaranty, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether verbal or written, of the parties pertaining to that subject matter.

11.5           Binding Effect.  The provisions of this Guaranty shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.6           Parties in Interest.  Nothing in this Guaranty, expressed or implied, is intended to confer on any person or entity other than the parties any right or remedy under or by reason of this Guaranty.

11.7           Notices.  Any written notice or communication required or permitted by this Guaranty to be given to Guarantor shall be deemed sufficiently given when such notice is (1) mailed postage prepaid by certified or registered mail, return receipt requested, or (2) courier delivered personally to the party concerned at the address set forth herein, or (3) facsimile transmitted to the party concerned at the telecopier number given by the respective party.  All notices from Guarantor to Creditor shall be effective 5 days after actual receipt by an officer of Creditor at Creditor’s offices set forth above.

11.8           Amendment and Waiver.  This Guaranty may be amended, modified or supplemented only by a writing executed by each of the parties.  Any party may in writing waive any provision of this Guaranty to the extent such provision is for the benefit of the waiving party.  No action taken pursuant to this Guaranty, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by that party of its or any other party’s compliance with any representations or warranties or with any provisions of this Guaranty.  No waiver by any party of a breach of any provision of this Guaranty shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

11.9           Waiver of Right to Trial by Jury.  IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, GUARANTOR AND CREDITOR WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING HEREUNDER, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WITH RESPECT HERETO OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.10           Prompt Action.  Time is of the essence with respect to each provision of this Guaranty.

11.11           Severability.  The invalidity or unenforceability of any particular provision of this Guaranty shall not affect the other provisions, and this Guaranty shall be construed in all respects as if any invalid or unenforceable provision were omitted.

11.12           Further Action.  Each party agrees to perform any further acts and to execute and deliver any other documents which may be reasonably necessary to effect the provisions of this Guaranty.

11.13           Survival of Representations and Warranties.  All representations and warranties of Guarantor contained in this Guaranty shall survive the execution and delivery of this Guaranty and shall continue until any and all Guaranteed Obligations have been fully paid, performed and discharged in full.

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed as of the date and year first above written.

WITNESSES: Sign: /s/ Douglas B. Crawford Print: Douglas B. Crawford Sign: /s/ Billie Jo Corbin Print: Billie Jo Corbin	CAPITAL CITY ENERGY GROUP, INC. Authorized Signer By: /s/ Daniel R. Coffee Print Name: Daniel R. Coffee Title: President Federal Tax ID Number: 26-1353733